Exhibit 21.1

Subsidiaries of the Company

First Mid-Illinois Bank & Trust, N.A.  (a national banking association)

Mid-Illinois Data Services, Inc. (a Delaware corporation)

The Checkley Agency, Inc. (an Illinois corporation)

First Mid-Illinois Statutory Trust I (a business trust)

First Mid-Illinois Statutory Trust II (a business trust)